[logo]            Shari J. Lease
                                                       Vice President & Counsel

                                                       Jefferson Pilot Financial
                                JEFFERSON PILOT        One Granite Place
                                   FINANCIAL           Concord NH 03301

                                                       bus 603 226 5105
                                                           800 258 3648
                                                       fax 603 226 5448

November 8, 2000

VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         RE:      JPF Separate Account A
                  Pre-Effective Amendment No. 1 to Form S-6
                  File No. 333-93367

Commissioners:

Pre-effective Amendment No. 1 to Form S-6 for JPF Separate Account A, File No. 333-93367, was filed on November 6, 2000 at 5:09 p.m., Accession No. 0000950146-00-000977. This filing was filed under an incorrect Securities Act file number. As legal counsel for Jefferson Pilot Financial Insurance Company, I request that this Pre-effective Amendment be withdrawn from the EDGAR system.

If you have any questions, please give me a call at (603) 226-5105.

Sincerely,

/s/ Shari J. Lease

Shari J. Lease